QuickLinks -- Click here to rapidly navigate through this document

Exhibit 2.2

POST-CLOSING AMENDMENT TO AMENDED AND RESTATED ASSET
PURCHASE AGREEMENT

        THIS POST-CLOSING AMENDMENT TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT (this "Agreement") is entered into as of March 31, 2002, by and among DIGITAL RIVER, INC., a Delaware corporation ("Buyer") and BEYOND.COM CORPORATION, a Delaware corporation ("Seller").

RECITALS

        1.    Seller is engaged in the business of (i) managing online stores for companies (the "eStores Business") and (ii) providing computer software to governmental agencies (the "Government Business," and collectively with the eStores Business, the "Business").

        2.    On January 24, 2002, Buyer and Seller entered into an Asset Purchase (the "Original Asset Purchase Agreement") providing for the purchase by Buyer of certain assets of Seller relating to the eStores Business and the Government Business.

        3.    On January 24, 2002, Seller filed a voluntary petition (the "Bankruptcy Case") under Chapter 11 of the United States Bankruptcy Code (the "Bankruptcy Code") in the United States Bankruptcy Court for the Northern District of California, San Jose Division (the "Bankruptcy Court").

        4.    On February 9, 2002, Buyer and Seller amended and restated the Original Asset Purchase Agreement pursuant to an Amended and Restated Asset Purchase Agreement dated February 9, 2002 (the "February 9 Asset Purchase Agreement").

        5.    On March 15, 2002, Buyer and Seller entered into a First Amendment to the Amended and Restated Asset Purchase Agreement (the "First Amendment").

        6.    On March 20, 2002, the Bankruptcy Court approved the February 9 Asset Purchase Agreement, as amended by the First Amendment, with certain changes required by the Bankruptcy Court (the February 9 Asset Purchase Agreement, as amended and in the form approved by the Bankruptcy Court, the "Final Asset Purchase Agreement").

        7.    The parties consummated the transactions contemplated by the Final Asset Purchase Agreement on March 31, 2002 based on the agreement that this Agreement would be entered into immediately following the Closing.

        8.    The parties now wish to amend the Final Asset Purchase Agreement by adding the additional provisions set forth below.

1

        NOW, THEREFORE, in consideration of the foregoing facts and the mutual promises set forth below, the parties agree that the Final Asset Purchase Agreement shall be amended as follows, subject to the approval of the Bankruptcy Court:

SECTION 1. DEFINITIONS.

        All defined terms used and not defined in this Agreement shall have the meanings specified in the Final Asset Purchase Agreement.

SECTION 2. PURCHASE OF ASSETS/ASSUMPTION OF LIABILITIES.

        2.1    Adjustment.    The parties agree that the number of shares of Buyer common stock deemed issued or to be issued to the Seller pursuant to the Final Asset Purchase Agreement, as amended by this Agreement, shall be calculated based on the average closing price for the Buyer's common stock for the fifteen business days prior to two days before Closing and the seven business days immediately following the Closing (the "Amended Closing Stock Price"). To the extent that the Amended Closing Stock Price is lower than the Closing Stock Price, Buyer shall, promptly after the seventh business day following the Closing (the "Second Closing"), deliver such additional shares of Buyer's common stock to Seller such that Seller shall have received (at the Closing and the Second Closing) shares of Buyer Common Stock equal to (i) the Initial Consideration, as adjusted pursuant to the provisions of the Final Asset Purchase Agreement, divided by (ii) the Amended Closing Stock Price. To the extent that the Amended Closing Stock Price is higher than the Closing Stock Price, Seller shall, promptly after the Second Closing, deliver such additional shares of Buyer's common stock to Buyer such that Seller shall have received (at the Closing and the Second Closing) shares of Buyer Common Stock equal to (i) the Initial Consideration, as adjusted pursuant to the provisions of the Final Asset Purchase Agreement, divided by (ii) the Amended Closing Stock Price. The number of shares of Buyer common stock issuable pursuant to Section 3.1(b) and the number of Earnout Shares issuable pursuant to Section 3.1(c) and/or (d) of the Final Asset Purchase Agreement, if any, shall be calculated using the Amended Closing Stock Price. The Second Closing shall not occur until such time as the Bankruptcy Court approves this Agreement as required by Section 3.1.

        2.2    No Interference with Borland or Sybex.

        Seller agrees for a period of 90 days after the Closing (i) not to interfere in any way with Buyer's relationship with Borland and Sybex, and (ii) not to have any communication with Borland and Sybex without Buyer's prior consent.

        2.3    Release.

        Seller hereby releases, acquits and forever discharges Buyer and its officers, directors, agents, employees, attorneys, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity, or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to (i) Buyer's press release of March 29, 2002 relating to Buyer's expectations about its financial quarter ending March 31, 2002 and certain charges to earnings to be taken in such quarter, as described in such press release and (ii) any allegations that Buyer had improper communications with clients of Seller prior to the Closing. SELLER UNDERSTANDS THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS WITH RESPECT TO THE MATTERS COVERED BY THIS SECTION. In giving this release, which includes claims which may be unknown at present, Seller acknowledges that Seller has read and understands Section 1542 of the California Civil Code which reads as follows: "A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor." Seller hereby expressly waives and relinquishes all rights and benefits under that section and any law of any jurisdiction of similar effect with respect to its

2

release of any unknown or unsuspected claims it may have with respect to the matter covered by this Section.

        2.4    McAfee Agreement.

        Buyer hereby agrees that the form of the Amended and Restated Electronic Software Reseller/Web Site Services Agreement dated May 17, 1999 between Seller and McAfee.com Corporation ("McAfee") as amended, including Amendment No. 4 thereto in substantially the form of Exhibit A attached hereto (the "McAfee Amendment"), satisfies the requirements of Section 3.1(c) of the Final Asset Purchase Agreement. Buyer agrees to enter into the McAfee Amendment or an agreement substantively identical to the McAfee Amendment, if McAfee agrees to enter into such agreement. If Buyer and McAfee enter into the McAfee Amendment or an agreement substantively identical thereto, then Seller shall have earned an additional $1,000,000 in consideration as described in Section 3.1(c) of the Final Asset Purchase Agreement. Buyer agrees that the McAfee Amendment, if signed by Buyer, will be deemed effective if it would have become effective but for Buyer's failure to pay the Pre-Petition Amounts described in the McAfee Amendment.

        2.5    E&Y Expenses.

        Seller agrees that any additional purchase price reduction after the closing described in the first sentence of Section 3.1(b) of the Final Asset Purchase Agreement may be offset against and serve to reduce amounts paid to Seller as Escrow Shares pursuant to Section 3.1(e) of the Final Asset Purchase Agreement.

SECTION 3. GENERAL PROVISIONS

        3.1    Jurisdiction of Bankruptcy Court

        The parties consent to the jurisdiction of the Bankruptcy Court to decide any dispute, controversy, claim or allegation of breach of, arising out of this Agreement.

        3.2    Notices

        All notices, requests, consents, and other communications required or permitted hereunder shall be in writing and shall be personally delivered, mailed using first-class, registered, or certified mail, postage prepaid, or faxed to the addresses set forth in the Final Asset Purchase Agreement.

        3.3    Counterparts

        This Agreement may be executed in any number of counterparts, each of which when executed by the parties hereto and delivered shall be deemed to be an original, and all such counterparts taken together shall be deemed to be but one and the same instrument.

        3.4    Governing Law

        This Agreement shall be governed by, and construed and enforced in accordance with, the internal laws of the State of California.

        3.5    Restatement of Original Asset Purchase Agreement, Integration and Construction.

        This Agreement, together with the Final Asset Purchase Agreement, shall comprise the complete and integrated agreement of the parties hereto and shall supersede all prior agreements, written or oral, on the subject matter hereof. To the extent that there is any inconsistency between the Final Asset Purchase Agreement and this Agreement, this Agreement shall govern. This Agreement has been drafted with the joint participation of the parties hereto and shall be construed to be neither against nor in favor of Seller or Buyer in accordance with the fair meaning thereof.

        3.6    Waivers and Amendments.

        No amendment, modification, supplement, termination or waiver of any provision of this Agreement, and no consent to any departure therefrom, may in any event be effective unless in writing and signed by the party or parties affected thereby, and then only in the specific instance and for the specific purpose given.

3

        3.7    Attorneys' Fees

        Each party to this Agreement shall bear its own legal fees and any and all other expenses relating to the transactions contemplated in this Agreement, including any action resulting from a breach of this Agreement.

        3.8    Headings

        The headings of this Agreement are for convenience of reference only and shall not affect the construction of any provision of this Agreement.

        3.9    Successors and Assigns

        This Agreement and the provisions hereof shall be binding upon and inure to the benefit of each of the parties and their successors and assigns, including without limitation, any successors to Seller, including a successor Chapter 11 or Chapter 7 trustee.

        3.10    Severability

        The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision.

[Remainder of page intentionally left blank.]

4

        IN WITNESS WHEREOF, the parties have executed this Agreement effective on the date first set forth above.

DIGITAL RIVER, INC.
By:	/s/ JOEL A. RONNING
Name:	Joel A. Ronning
Title:	CEO
BEYOND.COM CORPORATION
By:	/s/ J. P. BARRATT
Name:	J. P. Barratt
Title:	Chief Operating Officer

Exhibit A

AMENDMENT NO. 4 TO THE AMENDED AND RESTATED ELECTRONIC
SOFTWARE RESELLER/WEB SITE SERVICES AGREEMENT

        This Amendment No. 4 (this "Amendment No. 4") to the Amended and Restated Electronic Software Reseller/Web Site Services Agreement dated as of May 17, 1999, as amended by Amendment No. 1, Amendment No. 2, and Amendment No. 3 thereto, (collectively, the "Agreement") is made as of                        , 2002, by and between Digital River, Inc., a Delaware corporation, located at 9625 West 76th Street, Suite 150, Eden Prairie, MN 55344 ("Reseller"), assignee of Beyond.com Corporation ("Beyond.com") and successor in interest thereof in and to the Agreement, and McAfee.com Corporation, a Delaware corporation, located at 535 Oakmead Parkway, Sunnyvale, California 94086 ("Vendor"), assignee of Network Associates, Inc. and successor in interest thereof in and to the Agreement.

RECITALS

        WHEREAS, Reseller and Vendor are parties to the Agreement to enable Reseller to resell Vendor's products and services to end users; and

        WHEREAS, Reseller and Vendor, for their mutual benefit, wish to now amend the Agreement to more accurately reflect the current understanding between the parties.

        NOW THEREFORE, in consideration of the foregoing, and of the mutual covenants and agreements hereinafter set forth, the parties hereto agree as follows.

        1.    TERM AND TERMINATION.

(a)
Section 6(a) is hereby deleted in its entirety and replaced by the following:

            "(a)    Term.    The term of this Agreement, as amended by Amendment No. 4 hereto on the date hereof, will be deemed to have commenced on May 17, 1999, and continue in effect through April 14, 2003, unless earlier terminated as herein provided."

        (b)    Section 6(b) is hereby deleted in its entirety and replaced by the following:

            "(b)    Termination for Cause.    This Agreement may be terminated by a party for cause immediately by written notice upon the occurrence of any of the following events:

    (i)
    If, after the successful sale of the assets of the business of the other party to this Agreement, the acquiring company of such other party's assets ceases to do business, or otherwise terminates its business operations (or in the case of Vendor, sells or otherwise disposes of the Managed Site or any division of its business which includes the Managed Site); or

    (ii)
    If the other shall fail to promptly secure or renew any material license registration, permit, authorization or approval for the conduct of its business in the manner contemplated by this Agreement or if any such material license, registration, permit, authorization or approval is revoked or suspended and not reinstated within thirty (30) days; or

    (iii)
    If the other party breaches any material provision of this Agreement and fails to fully cure such breach within thirty (30) (ten (10) days in the case of failure to pay) of written notice describing the breach; or

    (iv)
    By Reseller if the Vendor Uptime Requirement is not met in any one (1) month; or

    (v)
    By Vendor if the Reseller Uptime Requirement is not met in any one (1) month; or

    (vi)
    If the other seeks protection under any bankruptcy receivership trust deed, creditor's arrangement composition or comparable proceeding, or if any such proceeding is instituted against the other and not dismissed within thirty (30) days.

        (c)  Section 6(b1) [erroneously referenced as "Section 6(b2)" in Amendment No. 3] is hereby deleted in its entirety.

        2.    PRE-PETITION AMOUNTS DUE.

  Reseller agrees to pay Vendor thirty nine thousand dollars ($39,000) in full satisfaction of the accrued amounts due and owing under this Agreement as of January 24, 2002 ("Pre-Petition Amounts"), payable as specified in Section 3 below of this Amendment No. 4.

        3.    PAYMENT.

  At the time this Amendment No. 4 becomes effective, Reseller shall make the payment specified in Section 2 above of this Amendment No. 4.    Upon receipt of such payment and the payment agreed upon by Vendor and Beyond in a separate agreement (the "Consideration Payment"), Section 11 of the Agreement shall be deemed deleted.

        4.    PAYMENT AMENDMENT.

        The parties agree to use good faith efforts to execute an amendment to the Agreement within ninety (90) days of Vendor's receipt of the Consideration Payment to reflect the parties' intent that Vendor (i) collect all moneys due for sales conducted on the Managed Site and (ii) pay to Reseller a fee for each copy of a Product delivered to an End User by Reseller.

        5.    TRANSITION.

  Reseller acknowledges and agrees that it shall cause Beyond.com to maintain and operate Reseller's eStore business unit uninterrupted and shall not transition such eStore business unit to itself any earlier than April 15, 2002.

        6.    EFFECTIVE TIME.

  This Amendment No. 4 shall not be effective unless and until the payment in Section 2 of this Amendment No. 4 and the Consideration Payment have been received by Vendor. If the conditions set forth in the preceding sentence are not met, this Amendment No. 4 (including, without limitation, the changes to Section 6 of the Agreement, as provided in Section 1 of this Amendment) shall not have any force or effect, but shall be null and void.

  The payment by Reseller of the Pre-Petition Amount (if not made earlier), receipt thereof by Vendor, and the effectiveness of this Amendment No. 4 shall be deemed to occur at the same time, and no party shall be entitled to claim that any of such events has to occur prior to any other of such events.

Except as modified by this Amendment No. 4, the terms and conditions of the Agreement shall remain unchanged and in full force and effect.

        IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment No. 4 by their respective authorized representatives as of the date first written above.

DIGITAL RIVER, INC.	MCAFEE.COM CORPORATION
By:	By:
Printed Name:	Printed Name:
Title:	Title:

QuickLinks

POST-CLOSING AMENDMENT TO AMENDED AND RESTATED ASSET PURCHASE AGREEMENT
RECITALS
RECITALS